Exhibit 99.1

July 21, 2006

William Aliber

1215 W. 64th Street

Kansas City, MO 64113

Dear Bill:

The following sets forth the proposed severance agreement (“Agreement”) between you and Crown Media Holdings, Inc. (“Crown Media” or “the Company”) regarding your separation from employment and the termination of your employment agreement with the Company dated January 1, 2004 (“Employment Agreement”) (attached as Attachment A) effective September 30, 2006 (“Term Date”).

In connection with your separation from employment and the termination of your Employment Agreement, the Company agrees to do the following:

1.             To pay you your full base pay (less appropriate payroll deductions) on regularly scheduled paydays at your current salary through your Term Date. Amounts paid under this paragraph shall be included in calculating your benefits under the Company benefit plans.

2.             To continue your benefits under the Company benefit plans through your Term Date. Following your Term Date, if you are a plan participant, you will be entitled to distribution of any vested, accrued benefits in the Company’s 401(k) benefit plans and payment pursuant to the terms of Crown Media’s Deferred Compensation Plan of any compensation you may have deferred under the Plan.

3.             You were granted Restricted Stock Units (“RSU”) under certain Crown Media Holdings, Inc. Restricted Stock Unit agreements (collectively “RSU Agreements”). The RSUs vested prior to your Term Date pursuant to the vesting terms of the RSU Agreements will be settled in accordance with the terms of the RSU Agreements. Any rights with respect to unvested RSUs as of your Term Date are terminated as of your Term Date. Any settlement amounts under this paragraph shall not be included in calculating benefits under any Company benefit plan.

4.             To pay you within fifteen (15) days after your Term Date an amount equal to the number of days base pay at your current annual base salary rate (less appropriate payroll deductions), for all 2006 vacation days which you have accrued up to the Term Date but have not used. This vacation pay is compensation for all accrued vacation time that may be due to you now or in the future.

6430 Fiddlers Green Circle, Suite 300, Greenwood Village, CO 80111

Ph: 303.220.7990 Fax: 303.221.3779

Provided that you continue to work in a full-time capacity until your Term Date and return this signed agreement to the Company, the Company agrees:

(i)            To pay you on the later of fifteen (15) days after your Term Date or the date you return this signed agreement to the Company, a lump sum amount of Four Hundred Ninety-Six Thousand Dollars ($496,000.00) (less appropriate payroll deductions). The lump sum amount paid under this paragraph shall not be included in calculating your benefits under any Company benefit plan.

(ii)           To pay you on the later of fifteen (15) days after your Term Date or the date you return this signed agreement to the Company a lump sum amount of Seventy Four Thousand Four Hundred Dollars ($74,400.00) (less appropriate payroll deductions). This amount equals a pro-rata 2006 bonus for the period January 1, 2006 through your Term Date at an annual target rate of twenty percent (20%). The lump sum amount paid under this paragraph shall not be included in calculating your benefits under any of the Company benefit plans.

(iii)          To pay the current employer and employee-paid portion of your health insurance premium for a maximum period of one (1) year following your Term Date provided you have first elected coverage under COBRA and have returned a signed copy of this agreement to the Company. Any period of Company-paid coverage is part of COBRA insurance continuation coverage. Company paid COBRA payments shall continue only as long as you and your dependents are not eligible for health care coverage under any other employer’s plan. In the event you become eligible for health care coverage under another employer’s plan within twelve (12) months after your Term Date, you must, in writing and e-mail, notify the department overseeing the COBRA coverage within ten (10) business days after you become eligible. The notice should be sent to Gene Hawkins at Crown Media. In the event you become eligible for health care coverage under any other employer’s plan, the Company will discontinue paying your COBRA premium payments and any continued COBRA coverage will be at your cost and only so long as you are legally entitled to continuing COBRA coverage. Company paid premiums shall not be included in calculating your benefits under any Company benefit plans.

In return for the above payments and benefits, you agree:

A.            To resign from your employment and sign and return a copy of this letter. You have twenty-one (21) days from the date you receive this letter in which to consult an attorney and consider whether you want to accept and sign this agreement. This agreement will become effective on the eighth (8th) day after you sign it and you have the right to revoke the agreement during the seven-day period after you sign it. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day period.

B.            On behalf of yourself and your heirs, representatives and assigns, to release and forever discharge Crown Media Holdings, Inc., Crown Media United States, LLC and their parent companies, including but not limited to Hallmark Cards, Incorporated, and their respective subsidiaries, predecessor companies, affiliates, officers, agents, directors and employees (“released parties”), of and from all liability, actions, claims (including any rights and claims under the Age Discrimination in Employment Act and any other employment discrimination claims), demands, damages, costs and expenses, which you may now or hereafter have on account of, arising out of, or in connection with all transactions between you and the parties herein released through the date this agreement is executed, including, but not limited to, your employment and the termination thereof.

C.            That any confidential information which you acquired during your employment with Crown Media or any released parties shall not be disclosed, either directly or indirectly, to any other person or entity or used in a manner detrimental to the interests of Crown Media or any released parties. You further agree to not retain and to promptly return any business records or documents relating to any activity of Crown Media or any released parties, and to promptly return any property belonging to any of these entities.

D.            Your employment relationship with the Company is terminated, and you are owed no additional compensation in connection with your employment or the termination of your employment and Employment Agreement, and that neither the Company nor the released parties will have any obligation to provide you at any time in the future any payments or benefits, other than (1) those provided for in this Agreement; (2) as provided by the terms of the RSU Agreements; (3) any vested benefits under any ERISA benefit plans of Crown Media or any released parties in which you participated; or (4) amounts you may have deferred in the deferred compensation plans of Crown Media or any released parties. You further agree that the payments and benefits you receive under this Agreement supersede and replace any rights you may have had under any severance pay plan in existence now or in the future at the Company or any released party.

E.             Paragraphs 5(a), 7(b), 8(d) and 8(e) of your Employment Agreement, and all other provisions of that Employment Agreement which by their terms are intended to survive after the end of the Term, will continue in effect for the periods indicated.

F.             To cooperate with the Company and its parent companies, predecessors and their respective subsidiaries and affiliates in the defense of any legal matter involving any other employee of the Company, its parent companies or their subsidiaries and affiliates or involving any other matter that arose during your employment, provided that the Company will reimburse you for your reasonable travel and out-of-pocket expenses incurred in providing such cooperation and assistance.

G.            The terms and provisions of this Agreement are severable and if any term or provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other term or provision.

H.            This letter sets forth the entire agreement between you and Crown Media and supersedes any and all prior oral or written agreements or understandings between you and Crown Media, except as provided herein. This agreement cannot be modified except by a further writing signed by you and an authorized representative of Crown Media. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to conflicts of law rules.

I.              You acknowledge and agree that your complete and total release and discharge of the released parties as provided herein is an indispensable part of the Company’s agreement to pay you the compensation and benefits provided in this Agreement, which you would otherwise not be entitled to, and it is understood that if you hereafter institute any claim, demand or other proceeding, or breach the obligations set forth in this Agreement, the Company may discontinue or demand repayment of the compensation and benefits paid under this Agreement.

Please acknowledge your review, understanding and full and knowing acceptance of the terms of this proposed Severance Agreement by signing and returning duplicate originals.

Very truly yours,

CROWN MEDIA HOLDINGS, INC.

By	/s/ Charles Stanford

Title	EVP, General Counsel

Agreed and accepted this 21st day of July, 2006.

/s/ William Aliber
WILLIAM ALIBER